Exhibit 99.1

For Immediate Release

Tivic Reports Year End 2024 Financial Results and Provides
Overview of Strategy for Transformation and Growth

Pre-recorded Conference Call and Webcast to Follow Today at 1:30 PM PDT / 4:30 PM EDT

FREMONT, Calif.– March 21, 2025– Tivic Health® Systems, Inc. (Nasdaq: TIVC), a diversified therapeutics company, today announced year end December 31, 2024 financial results, highlighted key developments in its clinical program expansion and discussed progress made across the company’s operations.

“The important strategic events of the past several months have been nothing short of transformative,” stated Tivic Health Chief Executive Officer, Jennifer Ernst. “We have successfully reshaped the company by expanding Tivic’s opportunities in the biotech sector by in-licensing a late-stage biologic immunotherapy and advancing our ongoing work on our next-generation non-invasive cervical vagus nerve stimulation (ncVNS) devices.

“Our expansion into drug development with our newly licensed TLR5 agonist assets not only gives us a late-stage drug candidate in the target market of treating acute radiation syndrome, or ARS, but also lays the foundation for building a biopharmaceutical program with a robust pipeline focused on immune dysregulation. Simultaneously, work is progressing well on Tivic’s ncVNS device program, having recently reported important study results that indicate our patent-pending personalized approach has the potential to treat inflammatory, cardiac and neurologic disorders without the need for invasive surgeries or pharmaceuticals,” added Ernst.

“As we look further into 2025 and the evolution of the company, our confidence grows as we prepare to move into disease-specific clinical trials for ncVNS later this year. We continue our focus on achieving upcoming key milestones and view this year as one of growth and progress that will continue to reshape Tivic for the benefit of patients in need and shareholders alike,” concluded Ernst.

In the fourth quarter 2024 and subsequent weeks, the company announced the following developments:

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Acquired from Statera Biopharma worldwide exclusive license rights to the late-stage TLR5 agonist Entolimod™ for the treatment of acute radiation syndrome (ARS), as well as the exclusive option to license five additional indications for Entolimod™ and its derivative, Entolasta™.
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Named former CEO, President and Chairman of Statera Biopharma, Michael Handley, to the newly created posts of Chief Operating Officer of Tivic Health and President of Tivic Biopharma. Handley will be responsible for establishing and leading Tivic Health’s biopharmaceutical operations.
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Presented a poster at the Sixth Bioelectronic Medicine Summit showing that personalizing ncVNS resulted in optimized effects on autonomic nervous system activity. Tivic Health believes these findings strongly support its strategy of developing highly personalized neuromodulation devices that will better treat inflammatory, cardiac and neurologic disorders without the need for invasive surgeries or pharmaceuticals, both of which carry side effects and risks. The study is the result of an ongoing research collaboration with The Feinstein Institute for Medical Research.
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Completed enrollment for the optimization study for Tivic’s patent pending, ncVNS device. The results of this study will be combined with the commercial and market research conducted by growth strategy firm, Fletcher Spaght, to inform the selection and prioritization of indications that Tivic expects to advance into disease-specific trials and product development in 2025.
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Further expanded the scope of the optimization study currently underway for its ncVNS device following positive findings related to achieving enhanced effects on autonomic nervous system function.
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Expanded its intellectual property portfolio, bringing the total number of patents issued and pending to 27. Separately, Tivic exclusively licensed rights under more than 60 patents from Statera related to Entolimod™ and Entolasta™.
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Executed a 1-for-17 reverse stock split of the company’s issued and outstanding shares of common stock, which commenced trading on a post-split basis on March 7 and resulted in 10 days trading above Nasdaq minimum bid price on March 21.
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Appointed Lisa Wolf as interim CFO. She brings 30 years of financial leadership experience in both public and private companies across industries including served as chief accounting officer of Nasdaq-listed Resonant, Inc., where she played a pivotal role in the company’s growth and successful acquisition in 2022.
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Invested in and deployed a new e-commerce web infrastructure for ClearUP® to enhance conversation rates, as well as upgraded the Tivic Health investor relations website.
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Secured access to a $25M equity line of credit to support the company's advance research programs, which, if fully utilized, would fully fund commercialization of Entolimod™.
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Decreased year-over-year net loss by 30 percent.

Financial Results for the Year Ended December 31, 2024:

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Revenue (net of returns) totaled $0.8 million, compared to $1.2 million, for the year ended December 31, 2023. The decline was primarily due to a decrease in unit sales of 41 percent, in line with reductions in marketing spend.
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Cost of sales for the year ended December 31, 2024 decreased 12 percent to $0.8 million from $0.9 million for the year ended December 31, 2023, primarily due to the 41 percent decrease in unit sales. Cost of sales for 2024 included inventory reserves of $354,000 compared with inventory reserves of $32,000 in 2023. Additionally, in 2024, the company incurred $21,000 of disposal costs related to returns received prior to the launch of ClearUP 2.0 in early 2024.
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Gross profit for the year ended December 31, 2024 was $2,000 compared with $287,000 for the year ended December 31, 2023. The lower 2024 gross profit was primarily due to $354,000 in inventory reserves recorded for the year ended December 31, 2024, compared to $32,000 a year ago. Reserves related to excess inventory purchased during supply chain shortages.
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Total operating expenses for the year ended December 31, 2024 was $5.7 million compared with $8.5 million for the year ended December 31, 2023. Going forward, Tivic plans to increase its research and development investments in its vagus nerve platform and clinical applications and to advance the development of Tivic’s licensed TLR5 agonist programs, specifically, Entolimod™ and Entolasta™.
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Net loss for the year ended December 31, 2024 was $5.7 million, down from $8.2 million for the year ended December 31, 2023.
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Cash and equivalents at December 31, 2024 totaled $2.0 million, compared with $3.4 million at December 31, 2023. The company had working capital of $2.4 million at year end 2024.

Conference Call and Webcast Information

Tivic Health will make available a pre-recorded conference call and webcast today at 1:30 PM PDT / 4:30 PM EDT.

Teleconference Details:

Toll Free: 1-877-407-0779

International: 1-201-389-0914

Conference ID Code: 13752399

Webcast Link: https://viavid.webcasts.com/starthere.jsp?ei=1711877&tp_key=ce7eaa5c39

An audio replay of the call will be available for the next 90 days from the investor page on the Tivic Health website at: https://ir.tivichealth.com/

About Tivic Health

Tivic Health is a diversified therapeutics company harnessing the power of the immune and autonomic nervous systems to fight disease and restore health. Tivic Health’s bioelectronic program is developing non-invasive medical devices to meaningfully improve treatment options in neurologic, cardiac and autonomic-related diseases. Tivic Health currently offers a bioelectronic, FDA-approved over-the-counter device, ClearUP®, that treats sinus pain, pressure and congestion. ClearUP® is available through online retailers, commercial distributors and at tivichealth.com. The bioelectronic portfolio today is primarily focused on non-invasive vagus nerve stimulation. Tivic Health’s biologic program focuses on immunotherapeutics and the lead product candidate is the late-stage TLR5 agonist, Entolimod™, to treat acute radiation syndrome. The FDA has granted Fast Track and Orphan Drug designation to Entolimod™. For more information about Tivic Health, visit: https://ir.tivichealth.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Tivic Health Systems, Inc.’s current expectations and are subject to inherent uncertainties, risks, and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the future development of Tivic Health's products and product candidates; Tivic Health’s plans to seek, and ability to obtain, regulatory approval for its product candidates; timing and progress of clinical development of its product candidates; Tivic Health’s ability to commercialize products arising out of its ncVNS program and TLR5 program; Tivic Health’s continued focus on developing its ncVNS treatment, including in the epilepsy, post-traumatic stress disorder, and/or ischemic stroke space; expected clinical utility of its product candidates, including which patient populations may be pursued; market and other conditions; macroeconomic factors, including tariffs and economic uncertainty arising from geopolitical tensions; Tivic Health's ability to raise additional capital on favorable terms, or at all, when needed; Tivic Health's ability to maintain its Nasdaq listing; uncertainties of intellectual property protection and litigation; and unexpected costs, charges or expenses that reduce Tivic Health’s capital resources. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. For a discussion of other risks and uncertainties, and other important factors, any of which could cause Tivic Health’s actual results to differ from those contained in the forward-looking statements, see Tivic Health’s filings with the SEC, including, its Annual Report on Form 10-K for the year ended December 31, 2024, which will be filed with the SEC on or about March 21, 2025, under the heading “Risk Factors”; as well as the company’s other filings with the SEC. Forward-looking statements contained in this press release are made as of this date, and Tivic Health Systems, Inc. undertakes no duty to update such information except as required by applicable law.

Investor Contact:

Hanover International, Inc.

ir@tivichealth.com

Tivic Health Systems, Inc.

Condensed Balance Sheets

(in thousands, except share and per share data)

	December 31, 2024	December 31, 2023
ASSETS
Cash and cash equivalents	$2,002	$3,395
Other current assets	637	1,257
TOTAL CURRENT ASSETS	2,639	4,652
PROPERTY AND EQUIPMENT, NET	119	122
NONCURRENT ASSETS	49	383
TOTAL ASSETS	$2,807	$5,157

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$272	$1,208
Other current liabilities	—	193
TOTAL CURRENT LIABILITIES	272	1,401
TOTAL LONG-TERM LIABILITIES	—	176
STOCKHOLDERS' EQUITY
Common stock	1	—
Additional paid in capital	46,075	41,466
Accumulated deficit	(43,541)	(37,886)
TOTAL STOCKHOLDERS' EQUITY	2,535	3,580
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,807	$5,157

Tivic Health Systems, Inc.

Condensed Statements of Operations

(in thousands, except share and per share data)

	Year Ended December 31,
	2024	2023
REVENUES	$780	$1,176
COST OF SALES	778	889
GROSS PROFIT	2	287
OPERATING EXPENSES
Research and development	1,313	1,655
Sales and marketing	1,187	2,125
General and administrative	3,163	4,752
TOTAL OPERATING EXPENSES	5,663	8,532
NET OPERATING LOSS	(5,661)	(8,245)
NET LOSS	$(5,655)	$(8,244)
NET LOSS PER SHARE - BASIC AND DILUTED	$(19.68)	$(176.80)
WEIGHTED-AVERAGE NUMBER OF SHARES - BASIC AND DILUTED	287,370	46,650